Nicor Inc.
Form 8-K
Exhibit 99.01

FOR IMMEDIATE RELEASE                                                                                                                                                                                                                  FOR MORE INFORMATION
November 2, 2010                                                                                                                                                                                                                                      Contact:  Kary Brunner, re: N-1035
                                                                                                                                                                                                                                                                                 630 388-2529
                                                                                                                                                                                                                                      Media Contact:  Richard Caragol
                                                                                                                                                                                                                                                 630 388-2686

NICOR REPORTS 2010 PRELIMINARY THIRD QUARTER EARNINGS AND REVISES ANNUAL OUTLOOK

Naperville, IL – November 2, 2010—Nicor Inc. (NYSE: GAS) today reported third quarter 2010 preliminary net income, operating income and diluted earnings per common share were $13.6 million, $30.4 million and $0.30, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2009 of $13.6 million, $29.8 million and $0.30, respectively.

Results for the three and nine months ended September 30, 2010 included a $1.3 million pre-tax reduction to the company’s previously established reserve for its mercury inspection and repair program.

Excluding the impact of the mercury item noted above, earnings for the three months ended September 30, 2010, compared to the same period in 2009, reflect higher operating income in the company’s gas distribution and other energy-related businesses, partially offset by lower operating income in the company’s shipping business and lower corporate operating results.

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For the nine months ended September 30, 2010, preliminary net income, operating income and diluted earnings per common share were $98.3 million, $169.8 million and $2.15, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2009 of $80.3 million, $129.2 million and $1.77, respectively.

Excluding the impact of the mercury item noted above, earnings for the nine months ended September 30, 2010, compared to the same period in 2009, reflect higher operating income in the company’s gas distribution and other energy-related businesses, as well as improved corporate operating results, partially offset by lower operating income in the company’s shipping business.  The nine-months-ended comparisons also reflect lower pre-tax equity investment income and a higher effective income tax rate in 2010.

“Although our gas distribution operations continue to be sensitive to the weakened economy, our tight cost controls have allowed Nicor Gas to deliver year-to-date results that are modestly ahead of budget,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer.  “Tropical Shipping’s third quarter results were lower than we had previously estimated, as markets in the Bahamas and Caribbean remain challenging, but our marketing actions and aggressive cost management have partially offset continuing rate and volume issues.  Our other energy ventures continued to perform in-line with our expectations.”

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Details regarding the third quarter 2010 and nine months ended September 30, 2010 preliminary financial results compared to 2009 follow:

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Gas distribution operating income increased $1.4 million for the third quarter 2010 compared to the prior year period due primarily to higher margin ($12.3 million) and the aforementioned mercury reserve adjustment ($1.3 million), partially offset by higher operating and maintenance expense ($10.9 million) and higher depreciation expense ($1.5 million).

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Gas distribution margin reflected the impact of the increase in base rates (approximately $3 million).  Gas distribution margin also increased due to higher revenue related to the bad debt cost recovery rider that became effective in the first quarter of 2010 ($9.7 million).  Revenue recognized under the bad debt rider (and the energy efficiency rider noted below) had no impact on operating income as operating and maintenance expense included an increase in an amount equal to revenue under these riders.

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Operating and maintenance expense reflected higher bad debt expense incurred in the third quarter of 2010 (attributable to the $63 million annual benchmark for 2010) compared to 2009 ($4.0 million), partially offset by lower pension expense ($1.1 million).  Operating and maintenance expense also increased for amounts related to the bad debt cost recovery rider ($9.7 million) noted above.

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Gas distribution operating income increased $43.1 million for the nine months ended September 30, 2010, compared to the prior year period, due primarily to higher gas distribution margin ($40.0 million), lower operating and maintenance expense ($5.9 million) and the aforementioned mercury reserve adjustment ($1.3 million), partially offset by higher depreciation expense ($4.4 million).

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Gas distribution margin reflected the impact of the increase in base rates (approximately $19 million), partially offset by lower natural gas deliveries due to warmer weather in 2010 compared to 2009 (approximately $9 million) and lower interest on customer balances ($5.1 million).  Gas distribution margin also reflected higher revenue from the bad debt cost recovery rider ($22.8 million) and the energy efficiency rider ($10.2 million).

Operating and maintenance expense reflected lower company use and storage-related gas costs ($7.1 million) and lower pension expense ($3.4 million), partially offset by higher bad debt expense incurred in the first nine months of 2010 (attributable to the $63 million annual benchmark for 2010) compared to 2009 ($6.8 million).  In addition, operating and maintenance expense increased for amounts related to the bad debt cost recovery rider ($22.8 million) and the energy efficiency rider ($10.2 million) noted above.  Also, as a result of the approval of the bad debt rider in February 2010, the company recognized in the first quarter’s operating and maintenance expense, a $31.7 million pre-tax benefit attributable to 2008’s and 2009’s net under-recovery of bad debt expense.

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Shipping operating income decreased $3.0 million for the third quarter 2010 compared to the prior year period due to higher operating costs, partially offset by higher operating revenues.  Higher operating revenues were due to higher average rates (attributable to higher cost-recovery surcharges for fuel), partially offset by lower volumes shipped.  Higher operating costs were due primarily to higher repairs and maintenance expense and higher transportation-related costs (attributable to higher fuel prices).  Shipping operating income decreased $8.4 million for the nine months ended September 30, 2010, compared to the same period in 2009, due to higher operating costs and lower operating revenues.  Higher operating costs were due to higher transportation-related costs (attributable to higher fuel prices), partially offset by lower charter costs.  Lower operating revenues were due to lower average rates (attributable to lower base rates, partially offset by higher cost-recovery surcharges for fuel) and lower volumes shipped.

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Other energy ventures operating income increased $3.4 million for the third quarter 2010 compared to the prior year period due primarily to improved operating results at the company’s wholesale natural gas marketing business, partially offset by lower operating income at the company’s retail energy-related products and services businesses.  Other energy ventures operating income increased $3.9 million for the nine months ended September 30, 2010, compared to the prior year period, due primarily to higher operating income at the company’s retail energy-related products and services businesses and higher operating income at the company’s wholesale natural gas marketing business.

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Lower operating income for the third quarter 2010, compared to the same period in 2009, in the company’s retail energy-related products and services businesses was due primarily to higher operating expenses.  Higher operating expenses were due primarily to increased selling, general and administrative costs.

Higher operating income for the nine months ended September 30, 2010, compared to the same period in 2009, in the company’s retail energy-related products and services businesses was due to lower operating expenses partially offset by lower operating revenues.  Lower operating expenses were due primarily to lower average cost per utility-bill management contract, partially offset by higher average contract volumes.  Lower operating revenues were attributable to lower average revenue per utility-bill management contract, partially offset by higher average contract volumes.

Improved operating results in the company’s wholesale natural gas marketing business for the third quarter 2010, compared to the same period in 2009, were due to favorable costing of physical sales activity, partially offset by unfavorable results from the company’s risk management services associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.

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Higher operating income in the company’s wholesale natural gas marketing business for the nine months ended September 30, 2010, compared to the prior year period, was due to favorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory and favorable costing of physical sales activity, partially offset by unfavorable results from the company’s risk management services associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.

The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided.  However, the underlying derivatives used to hedge the price exposure are carried at fair value.  For derivatives that either do not meet the requirements for hedge accounting or for which hedge accounting is not elected, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Corporate operating results declined $1.2 million for the third quarter 2010 compared to the same period in 2009 due principally to an indemnity payment.  Corporate operating results improved $2.0 million for the nine months ended September 30, 2010, compared to the same period in 2009, due primarily to a lower weather-related cost.  The company recorded a $0.3 million pre-tax weather-related cost in the nine months ended September 30, 2010 compared to a $2.8 million pre-tax weather-related cost recorded last year associated with certain of the company’s retail utility-bill management products.

Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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The nine months ended September 30, 2010 financial results, compared to the prior year period, reflected a higher effective income tax rate and lower pre-tax equity investment income due primarily to the absence of a $10.1 million pre-tax gain, recorded in the first quarter of 2009, related to the sale of the company’s equity investment interest in EN Engineering.

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2010 Earnings Outlook
The company revised its 2010 diluted earnings per common share estimate to be in the range of $3.00 to $3.10 from the previous range of $3.10 to $3.30 that was provided in its 2010 second quarter earnings release dated August 3, 2010.  The change in the company’s annual outlook was primarily due to lower than anticipated annual operating income in the company’s shipping business.

Consistent with prior guidance, the annual outlook also excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law.  The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2010 earnings, they are not currently estimable.  The company’s estimate for the gas distribution business is based on historical weather patterns.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

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Conference Call
As previously announced, the company will hold a conference call to discuss its preliminary third quarter 2010 financial results and 2010 annual outlook.  The conference call will be this Tuesday morning, November 2, 2010 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Wednesday, November 17, 2010.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 67343388.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and/or has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.  -30-

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2010	2009	2010	2009
Operating revenues
Gas distribution	$233.5	$215.0	$1,601.8	$1,525.3
Shipping	83.9	83.3	253.4	256.5
Other energy ventures	41.2	34.7	157.2	163.0
Corporate and eliminations	(6.1)	(7.4)	(41.4)	(60.8)
Total operating revenues	352.5	325.6	1,971.0	1,884.0

Operating expenses
Gas distribution
Cost of gas	75.5	70.2	982.3	943.2
Operating and maintenance	74.2	63.3	217.1	223.0
Depreciation	45.9	44.4	137.8	133.4
Taxes, other than income taxes	18.3	17.6	124.4	127.3
Mercury-related	(1.3)	-	(1.3)	-
Shipping	80.3	76.7	246.1	240.8
Other energy ventures	34.1	31.0	134.3	144.0
Other corporate expenses and eliminations	(4.9)	(7.4)	(39.5)	(56.9)
Total operating expenses	322.1	295.8	1,801.2	1,754.8

Operating income (1)	30.4	29.8	169.8	129.2
Interest expense, net of amounts capitalized	9.7	9.3	28.4	27.4
Equity investment income, net	1.5	1.0	5.1	14.3
Interest income	.2	.7	1.1	1.8
Other income, net	.3	.4	.8	.9

Income before income taxes	22.7	22.6	148.4	118.8
Income tax expense, net of benefits	9.1	9.0	50.1	38.5

Net income	$13.6	$13.6	$98.3	$80.3

Average shares of common stock outstanding
Basic	45.7	45.4	45.6	45.4
Diluted	45.9	45.5	45.8	45.5

Earnings per average share of common stock
Basic	$.30	$.30	$2.16	$1.77
Diluted	.30	.30	2.15	1.77

(1) Operating income (loss) by business
Gas distribution	$20.9	$19.5	$141.5	$98.4
Shipping	3.6	6.6	7.3	15.7
Other energy ventures	7.1	3.7	22.9	19.0
Corporate and eliminations	(1.2)	-	(1.9)	(3.9)
	$30.4	$29.8	$169.8	$129.2

Nicor Inc.
Gas Distribution Statistics
	Three months ended		Nine months ended
	September 30		September 30
	2010	2009	2010	2009
Operating revenues (millions)
Sales
Residential	$141.2	$126.1	$1,036.6	$969.8
Commercial	32.6	28.9	258.6	245.9
Industrial	3.3	2.8	29.4	27.8
	177.1	157.8	1,324.6	1,243.5
Transportation
Residential	9.5	9.7	33.8	34.1
Commercial	14.3	14.0	54.1	56.9
Industrial	11.2	10.7	30.8	30.0
Other	-	.1	1.4	4.0
	35.0	34.5	120.1	125.0
Other revenues
Revenue taxes	14.0	13.1	111.8	114.5
Environmental cost recovery	.9	1.3	9.0	9.2
Chicago Hub	.9	1.8	3.0	5.6
Other	5.6	6.5	33.3	27.5
	21.4	22.7	157.1	156.8
	$233.5	$215.0	$1,601.8	$1,525.3
Deliveries (Bcf)
Sales
Residential	11.6	12.7	122.5	134.9
Commercial	3.3	3.5	32.7	35.5
Industrial	.5	.5	4.1	4.4
	15.4	16.7	159.3	174.8
Transportation
Residential	1.4	1.6	15.0	17.1
Commercial	9.5	9.4	57.0	60.6
Industrial	25.7	23.0	77.5	76.6
	36.6	34.0	149.5	154.3
	52.0	50.7	308.8	329.1
Customers at end of period (thousands)
Sales
Residential	1,769	1,743
Commercial	129	128
Industrial	8	7
	1,906	1,878
Transportation
Residential	207	221
Commercial	47	51
Industrial	5	5
	259	277
	2,165	2,155

Other statistics
Degree days	58	66	3,547	3,937
Colder (warmer) than normal (1)	(5)%	8%	(1)%	10%
Average gas cost per Mcf sold	$4.70	$3.91	$6.03	$5.24

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days.

Nicor Inc.
Shipping Statistics
	Three months ended		Nine months ended
	September 30		September 30
	2010	2009	2010	2009

Twenty-foot equivalent units (TEUs) shipped (thousands)	41.5	43.0	127.6	128.3

Revenue per TEU	$2,017	$1,942	$1,985	$2,000

At end of period

Ports served	25	25

Vessels operated	14	15